Exhibit 10.1

Dated this 11 February 2025

Between

AMYSTIC COMMERCE SDN. BHD.

(Registration No. 202401012524 (1558374-P))

And

VWXYZ VENTURE SDN. BHD.

(Registration No. 202401026133 (1571982-P))

SHARE PURCHASE AGREEMENT

relating to acquisition of 51% stake in Tien Ming Distribution Sdn. Bhd.

(Registration No. 202301043369 (1537285-T))

THIS AGREEMENT is made on 11 February 2025

BETWEEN

(1)	AMYSTIC COMMERCE SDN. BHD. (Registration No. 202401012524 (1558374-P)), a company incorporated in Malaysia and having its registered address at No. 32B, Jalan SS 2/66, Petaling Jaya, Selangor, Malaysia (“Vendor”);

AND

(2)	VWXYZ VENTURE SDN. BHD. (Registration No. 202401026133 (1571982-P)), a company incorporated in Malaysia having its business address at BO3-C-13A, Menara 3A, KL Eco City, No. 3, Jalan Bangsar, 59200 Kuala Lumpur, W.P. Kuala Lumpur Malaysia (“Purchaser’’),

Each of the Vendor and the Purchaser are hereinafter individually referred to as a “Party”, and collectively referred to as “Parties”.

WHEREAS:

A.	TIEN MING DISTRIBUTION SDN. BHD. (Registration No. 202301043369 (1537285-T)) is a company incorporated in Malaysia and having its registered address at 62-2, Jalan 2A/27A. Section 1, Wangsa Maju, Kuala Lumpur, W.P. Kuala Lumpur, Malaysia (“Company”), limited by shares, incorporated under the laws of Malaysia with a share capital of RM10,000.00 comprising 10,000 ordinary shares, all of which have been issued and are fully paid up as at the date of this Agreement.

B.	On 28 November 2024, the Company was awarded a letter of award (“LOA”) from F&N Beverages Marketing Sdn Bhd (“FNBM”), appointing the Company to provide warehousing and fulfilment delivery services for FNBM.

C.	In reliance on the LOA awarded to the Company by FNBM, the Purchaser has agreed to invest in the Company to support its operations and obligations under the LOA. Pursuant to this understanding, the Parties entered into a term sheet dated 12 December 2024, under which the Purchaser committed to investing up to RM3,000,000.00 in the Company through the acquisition of shares from the Vendor and the provision of shareholder loans to the Company (“Investment”).

D.	In connection with the Investment, the Vendor has agreed to sell and the Purchaser has agreed to purchase the Sale Shares (as defined below) free from all liens, pledges, charges and encumbrances and with all rights attached thereto upon the terms and subject to the conditions set forth in this Agreement and in reliance on the representations, warranties and covenants made by the Parties herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants contained in this Agreement and other good and valuable consideration (the receipt and adequacy of which are hereby mutually acknowledged), each of the Parties hereby agree as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions shall bear the following meanings:

“Agreement” and “this Agreement” shall mean this Share Purchase Agreement and all attached Annexures, Schedules, Exhibits and instruments supplemental to or amending, modifying or confirming this Agreement in accordance with the provisions of this Agreement;

“Agreement Date” shall mean the date of execution of this Agreement;

“AIAC” shall mean the Asian International Arbitration Centre;

“Arbitration Rules” shall mean the Arbitration Rules of the AIAC;

“Astute” shall mean Astute All Advisory Ltd (BVI Company No. 2162272), a company incorporated in the British Virgin Islands and having its business address at No. 29, Jalan PPU 2A, Taman Perindustrian Pusat Bandar Puchong, 47100 Puchong, Selangor;

“Business Day” shall mean any day of the week (excluding Saturdays, Sundays and public holidays (whether gazetted or otherwise) on which commercial banks are open for business in Kuala Lumpur;

“Companies Act” shall mean the Companies Act, 2016 and all regulations made thereunder as may be consolidated, amended, revised or replaced;

“Completion” shall have the meaning ascribed to such term in Clause 4.1;

“Completion Date” shall mean seven (7) days after the Conditions Precedent are fulfilled or waived, as the case may be, or such other date as mutually agreed, in writing, between the Parties;

“Conditions Precedent” shall have the meaning ascribed to such term in Clause 5.1;

“Controlling”, “Controlled by” or “Control” with respect to any Person, shall mean: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person whether through the ownership of voting securities, by agreement or otherwise along with the power to elect and remove all the directors, partners or other individuals exercising similar authority with respect to such person, without the requirement of consent or occurrence of any Third Party; or (b) controls more than half of the voting power of the corporation; or (c) holds more than half of the issued share capital of the corporation, excluding any part of the share capital which consists of preference shares;

“Cut-Off Date” shall mean 31 December 2024;

“Encumbrances” shall mean any mortgage, pledge, equitable interest, assignment by way of security, conditional sales contract, hypothecation, right of other Persons, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge, commitment, restriction or limitation of any nature whatsoever, including restriction on use, voting rights, Transfer, receipt of income or exercise of any other attribute of ownership, right of set-off, any arrangement (for the purpose of, or which has the effect of, granting security), or any other security interest of any kind whatsoever, or any agreement, whether conditional or otherwise, to create any of the same;

“FNBM” shall have the meaning ascribed to such term in Recital B;

“Governmental Authority” shall mean any entity, authority or body exerc1smg licensing, executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any state or other subdivision thereof, or any municipality, district or other subdivision thereof having jurisdiction over the Parties to this Agreement;

“Gross Leakage” shall have the meaning ascribed to such term in Clause 6.2;

“Investment” shall have the meaning ascribed to such term in Recital C;

“Law” or “Laws” shall mean all laws, statutes, ordinances, regulations, guidelines, policies and other pronouncements having the effect of law by any country, state, Governmental Authority or Person acting under the authority of any Governmental Authority, whether in effect on the date of this Agreement or thereafter;

“Leakage” shall have the meaning ascribed to such term in Clause 6.1;

“Long Stop Date” shall mean Fourteen (14) days from the date of this Agreement;

“Material Adverse Change” means any change (or effect or event(s) including but not limited to event(s) involving petition of winding-up, any arrangement, composition or comprise with, or assignment for ihe benefit of, its creditors or any class of them), the consequence of which materially and adversely affects the financial position, management, business or property, results of operations, legal or financing structure or assets or liabilities of the Company as a whole;

“Non-Paying Party” shall have the meaning ascribed to such term in Clause 14.4;

“Payer” shall have the meaning ascribed to such term in Clause 14.4;

“Person” shall mean any natural person, limited or unlimited liability company, corporation, general partnership, limited partnership, proprietorship, trust, union, association, court, tribunal, agency, government, ministry, department, commission, self-regulatory organization, arbitrator, board, or other entity, enterprise, authority, or business organization;

“Purchase Price” shall mean the total purchase consideration for the Sale Shares to be paid by the Purchaser to the Vendor amounting Ringgit Malaysia Five Thousand and One Hundred (RM5,100.00) only;

“Purchaser Warranties” shall have the meaning ascribed to such term in Clause 8.3;

“RM” means Ringgit Malaysia, being the lawful currency of Malaysia;

“Required Payments” shall have the meaning ascribed to such term in Clause 14.4;

“Shares” shall mean and refer to the fully paid up ordinary shares of the Company;

“Sale Shares” shall mean Five Thousand and One Hundred (5,100) Shares;

“Shareholders’ Agreement” shall mean the shareholders’ agreement to be entered into within 30 days from the Completion Date between the Vendor, Purchaser and Astute;

“Subsidiary” shall have the meaning given to such term in the Companies Act;

“Tax” and “Taxation” shall mean all forms of taxes and taxation in Malaysia or other countries where the business of the Company is or was conducted or whenever and wherever imposed (including, without limitation, capital gains tax, income tax, profits tax, stamp duty, goods and services tax, value added tax, purchase tax, custom and other import or export duties) and any duties and levies and all penalties, charges, costs and interest relating to any of the foregoing;

“Third Party” shall mean any Person that is not a signatory to this Agreement;

“Vendor Warranties” shall mean the warranties as set out in SCHEDULE 1; and

“Warranties” shall mean the Vendor Warranties and the Purchaser Warranties.

1.2	In this Agreement, unless the contrary intention appears:

1.2.1	a reference to a statute, ordinance, code or other law includes regulations and other instrument under it and consolidations, amendments, revisions or replacements of any of them;

1.2.2	a reference to this Agreement or another instrument includes any variation or replacement of either of them;

1.2.3	the singular includes the plural and vice versa;

1.2.4	the masculine gender includes the feminine and neuter gender and vice versa;

1.2.5	any reference to a “day”, “week”, “month” or “year” is to that day, week, month or year in accordance with the Gregorian calendar;

1.2.6	any references to a “company” shall include a body corporate;

1.2.7	any reference to a document “in the agreed form” is to the form of the relevant document agreed between the Parties and for the purpose of identification initialled by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the Parties);

1.2.8	the recitals and schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include any recitals and schedules to it. Any references to sections and schedules are to sections of and schedules to this Agreement. Any references to parts or paragraphs are, unless otherwise stated, references to parts or paragraphs of the schedule in which the reference appears;

1.2.9	except where the context requires otherwise, references to Clauses and Schedules are to clauses and schedules of this Agreement.;

1.2.10	each of the warranties provided in this Agreement are independent of each other and, unless the contrary is expressly stated, no Clause in this Agreement limits the extent or application of another Clause;

1.2.11	any agreement, covenant, representation or warranty on part of or in favour of two or more persons shall be binding on or enforceable by such person jointly and severally;

1.2.12	the headings to and in the clauses, sections, appendix and schedules in this Agreement are for the purposes of reference only, and shall be ignored when construing the meaning of any provision of this Agreement.

1.2.13	the words “include”, “including” and “in particular” shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words;

1.2.14	references to a person (or to a word importing a person) shall be construed so as to include:

(i)	that person’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement; and

(ii)	references to a person’s representatives shall be to its officers, employees, legal or other professional advisers, sub-contractors, agents, attorneys and other duly authorised representatives;

1.2.15	where a word or phrase indicates an exception to any of the provisions of this Agreement, and a wider construction is possible, such word or phrase is not to be construed ejusdem generis with any foregoing words or phrases and where a word or phrase serves only to illustrate or emphasise any of the provisions of this Agreement such word or phrase is not to be construed, or to take effect, as limiting the generality of such provision;

1.2.16	words denoting an obligation on a party to do an act, matter or thing include an obligation to procure that it be done and words placing a party under a restriction include an obligation not to permit or allow infringement of the restriction;

1.2.17	any reference to “pay”, or cognate expressions, includes payments made in cash or by way of bank drafts (drawn on a bank licensed to carry on banking business under the provisions of the Financial Services Act 2013) or effected through inter-bank transfers to the account of the payee, giving the payee access to immediate available, freely transferable, cleared funds and the word “Ringgit Malaysia” and the abbreviation “RM” mean the lawful currency of Malaysia;

1.2.18	in determination of any period of days for the occurrence of an event or the performance of any act or thing shall be deemed to be exclusive of the day on which the event happens or the act or thing is done and if the last day of the period is not a Business Day, then the period shall include the next following Business Day;

1.2.19	the expression “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day provided that if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in that month in which that period ends, that period shall end on the last Business Day in that latter month (and references to “months” shall be construed accordingly); and

1.2.20	no rule of construction applies to the disadvantage of a Party because that Party or its solicitors prepared this Agreement or any part of it.

2	SALE AND PURCHASE OF SALE SHARES

Subject to the terms and conditions of this Agreement, the Vendor hereby agrees to sell and the Purchaser agrees to purchase the Sale Shares, free and clear of all Encumbrances and together with all rights, title and interests now and hereafter attaching thereto, upon receipt of payment of the Purchase Price, in accordance with the provisions of Clause 4.

3	CONSIDERATION

On the Completion Date, the Purchase Price with respect to the Sale Shares shall be paid by way of wire transfer to the bank account of the Vendor as may be notified in writing by the Vendor.

4	COMPLETION

4.1	On the Completion Date:

4.1.1	the Purchaser shall deliver to the Vendor payment of the Purchase Price, for the purchase of the Sale Shares in accordance with Clause 3 and make available evidence of payment to the Vendor; and

4.1.2	the Vendor shall upon the due fulfilment of the Purchaser’s obligations under Clause 4.1.1:

(i)	deliver the certificate(s) for the Sale Shares indicating that the Purchaser is the duly registered owner of the Sale Shares; and

(ii)	deliver the duly signed and dated transfer forms for the transfer of the Sale Shares in favour of the Purchaser;

(iii)	a certified true copy of the Vendor’s board of directors’ resolution approving the entry into this Agreement and the sale of the Sale Shares in favour of the Purchaser;

(iv)	a certified true copy of the Company’s board of directors’ resolution approving the transfer and registration of the Sale Shares in favour of the Purchaser;

(all of the above provided for under Clause 4.1 are collectively referred to as the“Completion”).

4.2	The Parties agree that each of the above provided for in Clause 4.1 hereinabove shall take place on the Completion Date and if any of the above does not take place simultaneously, then each of the above and the Completion shall be deemed not to have occurred. In such an event, if the Purchase Price shall have been paid by the Purchaser to the Vendor, the Vendor shall forthwith refund the same to the Purchaser.

5	CONDITIONS PRECEDENT

5.1	The Completion of the sale and purchase of the Sale Shares as contemplated in this Agreement is conditional upon the satisfaction (or waiver, where applicable) of the following Conditions Precedent:

(i)	the completion of a due diligence exercise by the Purchaser over the Company on outstanding matters communicated to the Vendor as of the date of this Agreement, including but not limited to properties, financial, legal, tax and operational matters, as well as the members of the management team and other relevant representatives and the results of such due diligence exercise being satisfactory to the Purchaser, at its reasonable discretion;

(ii)	the shareholders’ approval in a general meeting of the Company for the sale and purchase of the Sale Shares as contemplated herein;

(iii)	all the Vendors’ Warranties remaining true, correct and complete in all material respects when made, and shall be true, correct and complete in all material respects as of the Completion Date with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement;

(iv)	no adverse material changes shall have occurred in respect of the Company;

(v)	any other reasonable conditions to be required by the Purchaser to be fulfilled based on due diligence results

(collectively,“Conditions Precedent”).

5.2	The Conditions Precedent may be waived or deferred in whole or in part mutually by the Parties in writing, with or without terms or conditions.

5.3	Upon the satisfaction of all the Conditions Precedent or waived, this Agreement shall be unconditional.

5.4	If any of the Conditions Precedent are not fulfilled or waived before the Long Stop Date, then for so long as any condition remains unsatisfied, any of the Party shall have the right to terminate this Agreement and the Parties will no longer be bound by the terms of this Agreement. Neither Party will be entitled to any claim against the other under or in respect of this Agreement.

6	PRE-COMPLETION OBLIGATIONS

6.1	The Vendor shall undertake and procure that from the Cut-Off Date until Completion, the Company will conduct its business and operate its assets in the ordinary course of business, and that, in the absence of the prior written approval of the Purchaser and without prejudice to the generality of this Clause 6.1, the Company shall not take any of the following actions:

(i)	entering into, varying, or terminating any material contract which results in a Material Adverse Change or that can reasonably be foreseen, or is reasonably likely to result in, any Material Adverse Change;

(ii)	granting any loan, advance, guarantee, surety, indemnity or similar undertaking to any person;

(iii)	creating or permitting to arise any Encumbrances or other third-party rights on or in respect of any of its property or assets;

(iv)	making any material change in the nature, scope or organisation of its business or disposing of the whole of its property or a substantial part thereof which results in a Material Adverse Change or that can reasonably be foreseen, or is reasonably likely to result in, any Material Adverse Change;

(v)	changing its auditor;

(vi)	varying, changing or amending any existing accounting policies, principles and procedures, methods and bases adopted for the purpose of preparing its respective accounts and financial statements;

(vii)	granting any credit or any extension of time to any of its debtors for payment of amounts that are due or forgiving any debts;

(viii)	acquiring or forming any Subsidiary;

(ix)	entering into any contract or arrangement with any director or shareholder of the Company or any person connected with such person that is not on arms’ length terms;

(x)	altering any of its constitutional documents (other than as required by applicable law or through the immaterial administrative or editorial amendments);

(xi)	creating or issuing any share or loan capital or agreeing to give any option in respect of any share or loan capital;

(xii)	undertaking any reconstruction, merger, consolidation or amalgamation exercise or issuing any share, security, warrant or otherwise which is convertible into shares or approving any transfer of its shares or creating any option, warrant or right of whatever nature over any registered capital or interest in or varying any rights attaching to any shares of the Company;

(xiii)	allowing any transfer of the registered ownership of the shares in the Company;

(xiv)	entering into, or exercising an option in relation to, any agreement or incurring, any commitment other than in the ordinary course of business;

(xv)	acquiring or disposing of, or agreeing to acquire or dispose of, any asset, or entering into or incurring any commitment to do so other than in the ordinary course of business;

(xvi)	taking any steps to commence any winding up or liquidation (or similar process) of any Company;

(xvii)	declaring, paying or making a dividend or distribution;

(xviii)	incurring any additional borrowings or incurring any other financial indebtedness otherwise that in the ordinary course of business;

(xix)	guaranteeing, indemnifying or otherwise agreeing to secure, or incur financial or other obligations with respect to, another person’s obligation;

(xx)	establishing and/or paying any bonus, commission, profit sharing, share option or other incentive scheme for any director, officer, employee or independent contractor of the Company, or paying any benefits under an existing scheme;

(xxi)	changing the Company’s tax status (other than as required in accordance with applicable Law); or

(xxii)	agreeing, conditionally or otherwise, to do any of the foregoing, (each a“Leakage”).

6.2	In the event of any breach of Clause 6.1 by the Vendor, the Vendor shall on demand by the Purchaser pay the Purchaser or procure payment to the Purchaser an amount, as an adjustment to the Purchase Price, equal (on a RM for RM basis) to the sum of cash or cash equivalent value (as of the date thereof) of the: (a) Leakage; (b) plus any documented professional advisers’ fees and other out of pocket expenses properly incurred in recovery of the Leakage; (c) plus any Taxation incurred by the Purchaser, any Purchaser’s undertaking on the Leakage (items (a), (b) and (c) together being the “Gross Leakage”); plus interest at eight per cent (8%) per annum on the Gross Leakage from the date on which the Leakage occurs to the date on which it is repaid by the Vendor. A claim under this Clause 6.2 shall be the sole remedy available to the Purchaser arising (directly or indirectly) from a breach of Clause 6.1.

7	CONDITION SUBSEQUENT

Within 30 days from the Completion Date, the Vendor, Purchaser, and Astute shall enter into and execute a Shareholders’ Agreement to set out the agreed anti-dilution provisions, specifying the treatment of an amount up to the Investment and the existing shareholders’ loan in the Company.

8	REPRESENTATIONS & WARRANTIES

8.1	The Vendor warrants to the Purchaser and its successors in title that as at the date of this Agreement and as at the Completion Date, all the Vendor Warranties are all true, accurate and not misleading in any material respect. The Vendor acknowledges that the Purchaser is entering into this Agreement in reliance of the Vendor Warranties and undertakings of the Vendor contained in this Agreement.

8.2	Each Vendor Warranty shall be separate and independent and shall not be limited by reference to any other Vendor Warranties or by anything in this Agreement.

8.3	The Purchaser hereby warrants, covenants and undertakes with the Vendor that the Purchaser is not insolvent and it has the legal capacity to enter into and perform this Agreement and this Agreement constitutes valid and binding obligations of the Purchaser in accordance with the terms herein stated (“Purchaser Warranties”).

8.4	The Vendor Warranties and the Purchaser Warranties shall be deemed repeated by each of the Vendor and the Purchaser immediately prior to each Completion.

9	TERMINATION OF FUNDING OBLIGATION

In the event that FNBM terminates the LOA, the Purchaser shall have the sole discretion to:

(i)	cease providing any further funding or loan to the Company; and

(ii)	withhold any remaining amount of the shareholder loan that has not yet been disbursed to the Company.

10	BREACH BY THE COMPANY

10.1	If at any time prior to Completion, the Vendor is in material breach of any of its obligations, covenants, undertakings and representations and warranties contained in this Agreement, and such breach is not rectified within thirty (30) Business Days (if such breach is rectifiable) or immediately (if such breach is not rectifiable) upon the Vendor’s receipt of a written notice from the Purchaser of such breach, the Purchaser shall be entitled to terminate this Agreement by serving a notice in writing to such effect on the Vendor.

10.2	Pursuant to a written termination notice being duly given under Clause 10.1:

(i)	the Purchaser shall, within seven (7) Business Days from the written termination notice, return all documents, if any, delivered to the Purchaser by the Vendor, to the Vendor;

(ii)	the Vendor shall, within seven (7) Business Days from the written termination notice, return all documents, if any, delivered to the Vendor by the Purchaser, to the Purchaser; and

(iii)	the Vendor shall, within seven (7) Business Days from the written termination notice, return any part of the Purchase Price, free of interest, received by the Vendor to the Purchaser in exchange for the return all documents delivered to the Purchaser by the Vendor, to the Vendor with the interest of the Vendor therein intact and thereafter neither Party shall have any claim against each other save for any antecedent breach of this Agreement, failing which shall attract a late payment interest at the rate of eight per cent (8%) per annum as well before or after any judgment or demand on the accumulated unpaid amount commencing from the day after the due date until the date of payment of the same.

11	NO DEFAULT TERMINATION

11.1	Notwithstanding any terms in this Agreement, in the event non-satisfaction or non-fulfilment of the Conditions Precedent not due to the breach or default of the Purchaser or the Vendor, the Parties shall be entitled to terminate this Agreement by mutual consent.

11.2	Pursuant to a written termination notice being duly given under the provisions of Clause 5.4 or 11.1:

(i)	the Purchaser shall, within seven (7) Business Days from the written termination notice, return all documents, if any, delivered to the Purchaser by the Vendor, to the Vendor;

(ii)	the Vendor shall, within seven (7) Business Days from the written termination notice, return all documents, if any, delivered to the Vendor by the Purchaser, to the Purchaser; and

(iii)	the Vendor shall, within seven (7) Business Days from the written termination notice return any part of the Purchase Price, free of interest, received by the Vendor to the Purchaser in exchange for the return all documents delivered to the Purchaser by the Vendor, to the Vendor with the interest of the Vendor therein intact and thereafter neither Party shall have any claim against each other save for any antecedent breach of this Agreement, failing which shall attract a late payment interest at the rate of eight per cent (8%) per annum as well before or after any judgment or demand on the accumulated unpaid amount commencing from the day after the due date until the date of payment of the same.

12	RESTRICTIONS ON ANNOUNCEMENTS, CONFIDENTIALITY

12.1	Each of the Parties undertakes it will not make any announcement in connection with this Agreement unless the other Party shall have given its consent to such announcement and the contents thereof (which consent may not be unreasonably withheld or delayed and may be given either generally or in a specific case or cases and may be subject to conditions).

12.2	Each of the Parties undertakes to the other Party that it will not, and will procure that its respective officers, employees, agents, Subsidiaries and other Persons which it controls and the respective officers, employees and agents of each such Person will not, during the period of this Agreement and after its termination (for whatever reason) use or divulge to any Person, or publish or disclose or permit to be published or disclosed, any information relating to any of the other Party which it has received or obtained, or may receive or obtain (whether or not, in the case of documents, they are marked as confidential).

12.3	The obligations provided for in Clauses 12.1 and 12.2 shall not apply to:

(i)	the disclosure of information which the recipient can reasonably demonstrate is in the public domain through no fault of its own;

(ii)	the disclosure of information to the extent so required by Law or rules of any stock exchange on which such Parties shares or securities are listed or to which such Party is otherwise subject, pursuant to a court order or governmental or other regulatory body when the Party concerned shall, if practicable, supply an advance copy of the required disclosure to the other Parties and incorporate any additions or amendments reasonably requested by them;

(iii)	the disclosure of information in confidence to any professional adviser to any of the Parties for the purposes of obtaining advice or assistance in connection with its obligations or rights, or the obligations or rights of any of the other Parties hereunder;

(iv)	the disclosure of information in confidence to or by any adviser to any of the Parties for the purposes of giving or obtaining advice or acting on behalf of the relevant Party in connection with a matter where disclosure of information is permitted pursuant to the provisions hereof; or

(v)	the disclosure of information to any underwriter, lender or provider of finance (or prospective underwriter, lender or provider of finance) in connection with any financing or issue of securities or debt by such Party (including for the avoidance of doubt, any professional advisors, including legal counsel of such persons), provided the recipient is subject to similar confidentiality obligations.

12.4	For the purposes of this Clause 12, “information” includes, without limitation, the following:

(i)	information concerning the business, affairs or property of any of the Parties or any business, property or transaction in which any of the Parties may be or may have been concerned or interested;

(ii)	the names and addresses of any client of any of the Parties;

(iii)	information on the terms of this Agreement; or

(iv)	information relating to the business methods of any of the Parties.

13	MISCELLANEOUS

13.1	Reasonable Commercial Efforts

Subject to the terms and conditions of this Agreement, each Party shall use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the transactions contemplated herein. Each Party agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other lawful actions as may be necessary or desirable in order to consummate or implement expeditiously such transactions.

13.2	Force Majeure

Notwithstanding any provision herein to the contrary, no Party shall be liable to any other Parties for loss, injury, delay or damages or other casualty suffered or incurred by any such Party due to non-performance by such Party as a result of any labour disputes, shortage of materials, strikes, riots, fires, acts of God, epidemic, pandemic, government actions or any other cause which is beyond the reasonable control of the Party the performance of whose obligations hereunder are affected by such cause.

13.3	Costs and Expenses

Except as otherwise expressly provided in this Agreement, each of the Parties shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. The Purchaser shall pay the stamp duty for this Agreement.

13.4	Binding Effect

This Agreement is binding upon and will inure to the benefit of the Parties. The Parties recognize that damages in alternative to or in lieu of specific performance will not be an adequate remedy and the Parties shall be entitled to specific performance of this Agreement.

13.5	Severability

If any provision of this Agreement or the application thereof to any situation or circumstance shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or applicable Law, such provision or part shall to that extent be deemed not to form part of this Agreement, and the legality and enforceability of the remainder of this Agreement shall not be affected, and each remaining provision shall be valid and enforceable to the fullest extent. In the event of such partial invalidity, the Parties agree in good faith to replace any such legally invalid or unenforceable provision with valid and enforceable provisions that, from an economic viewpoint, most nearly and fairly approach the effect of the invalid or unenforceable provision.

13.6	Notices

13.6.1	Any notice, request, demand or other formal communication required or permitted to be given under this Agreement shall be written in English and signed by or on behalf of the Party giving it. It shall be:

(i)	delivered by hand or sent by registered post to the relevant address in Clause 13.6.3; or

(ii)	emailed to the email address set out in Clause 13.6.3.

13.6.2	In each case it shall be marked for the attention of the relevant Party set out in Clause 13.6.3 (or as otherwise notified in writing from time to time under this Agreement). Any notice given by hand delivery or registered post shall, unless the contrary is proved by the addressee, be deemed to have been duly given:

(i)	if hand delivered, when delivered;

(ii)	if sent by registered post, three (3) Business Days after posting;

(iii)	if sent by email, on receipt of a successful transmission report,

provided that, where (in the case of delivery by hand or by email) the delivery or transmission occurs after 5.00 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9.00 am on the following Business Day.

13.6.3	The addresses and e-mail addresses of the Parties for the purpose of this Agreement are as follows:

(i)	In case of notices to the Purchaser, to:

Address	:	B03-C-13A, Menara 3A, 3, Jalan Bangsar, KL Eco City, 59200 Kuala Lumpur, Wilayah Persekutuan Kuala Lumpur, Malaysia

Attention	:	Mr. Carlson Thaw

Email Address	:	carlson.thow@treasuregroup.co

(ii)	In case of notices to the Company, to:

Address	:	62-2, Jalan 2A/27A. Section 1, Wangsa Maju, Kuala Lumpur, W.P. Kuala Lumpur, Malaysia

Attention	:	Sew Wen Chean

Email Address	:	joshua.sew@tmgrocer.com

13.7	Waiver

No exercise or failure to exercise or delay in exercising any right, power or privilege vested in any Party shall operate as a waiver thereof or of any other right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any waiver by either Party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision hereof. The rights and remedies herein provided are cumulative, may be exercised singly or, concurrently and are not exclusive of any rights or remedies provided by Law.

13.8	Entire Contract

This Agreement constitutes the whole agreement between the Parties in respect of the subscription of the Shares and supersedes any previous written or oral agreements, understandings, negotiations discussions and commitments between the Parties prior to the date hereof in relation to the matters dealt with in this Agreement.

13.9	Assignment

Save as otherwise provided in this Agreement, no Party may assign and transfer any of its rights under this Agreement in whole or in part without the written consent of the other Parties.

13.10	Further Assurances

The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement in the manner contemplated herein, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Completion.

13.11	Modification

No modification, representation, promise or agreement in connection with the subject matter of this Agreement shall be valid unless made in writing and signed by the Parties.

13.12	Time of Essence

 Time shall be of the essence in this Agreement.

13.13	Counterparts

This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document. Each counterpart may be signed by a Party or Parties and transmitted by facsimile or electronic transmission which shall be valid and effectual as if executed as an original.

13.14	Successors Bound

The provisions of this Agreement shall enure to the benefit of and be binding on the Parties and their respective successors (including, without limitation, any successor by reason of amalgamation, scheme of arrangement, merger, de-merger or acquisition of any Party) and legal representatives.

14	GOVERNING LAW AND ARBITRATION

14.1	This Agreement and all questions of its interpretation shall be construed in accordance with the laws of Malaysia.

14.2	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be submitted to the AIAC in accordance with the Arbitration Rules.

14.3	Unless otherwise agreed, the arbitration tribunal shall consist of one (1) arbitrator appointed by the director of the AIAC in accordance with the Arbitration Rules. In the event the appointed arbitrator withdraws or is unable to act or continue as arbitrator for whatever reasons prior to the commencement of formal arbitration proceedings, the process abovementioned shall be repeated for the appointment of a replacement arbitrator.

14.4	Except as provided otherwise in this Clause 14.4 or where the Arbitration Rules specifically provides otherwise, the Parties shall pay in equal shares any amounts required by the AIAC pursuant to the Arbitration Rules (“Required Payments”) within the time required by the Arbitration Rules. In the event that any of the Parties (“Non-Paying Party”) fails to pay its portion of the Required Payments within the time required by the Arbitration Rules, the other Party (“Payer”) may, at its discretion, make the required payment to the AIAC. Such amount paid by the Payer to the AIAC shall be immediately due and payable by the Non-Paying Party to the Payer upon written demand by the Payer to the Non-Paying Party supported by evidence of such payment.

14.5	The venue and seat of arbitration shall be Kuala Lumpur, Malaysia. The language of arbitration shall be English and the arbitration shall be conducted in accordance with the Arbitration Rules.

14.6	The arbitration award rendered shall be in writing and shall set out the reasons for the arbitrator’s decision. The award shall apportion the costs of the arbitration as the arbitrator deems fair.

14.7	The Parties agree that no Party shall have any right to commence or maintain any suit or legal proceedings in court save for any action to obtain urgent interlocutory relief and any action to enforce the arbitration award.

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SCHEDULE 1

VENDOR WARRANTIES

The Vendors hereby represent and warrant to the Purchaser as follows: -

Information

1.	The Vendor is fully empowered to enter into and perform this Agreement and this Agreement constitutes valid and binding obligations of the Vendors in accordance with its terms herein stated. The performance of the Vendor’s obligations under this Agreement do not and will not violate (i) any law to which it is a party or to which it is subject or (ii) any agreement, instrument or document to which it is a party or which is binding on it or on its assets or undertaking.

2.	The consummation of the transaction will not have any adverse financial or operational effect on the Company.

3.	On the date of the transfer of the Sale Shares, the Vendor shall have the full legal and beneficial ownership of the Sale Shares and is entitled to sell and transfer the same free from all and any Encumbrances together with all rights and benefits attaching thereto as at the date of the transfer of the Sale Shares and no person has or shall have any rights of pre-emption over the Sale Shares.

4.	The Vendors are not the subject of a bankruptcy or insolvency order or petition and is not a party to a voluntary arrangement or any other composition or arrangement with their creditors in satisfaction of debts at the date of this Agreement.

Existence and Ability

5.	The Company is a corporation duly organized and validly existing under the laws of Malaysia.

6.	The Company has all corporate powers to own its property and to carry on its business as now conducted.

Power and Authority

7.	The Company has the full legal right, capacity and authority to enter into this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Company. The Company has the corporate power and authority to execute and deliver the terms and provisions of this Agreement and has taken all necessary corporate action to authorize the execution and delivery by it of this Agreement and the transactions contemplated hereby.

No Violation

8.	The execution, delivery and performance by the Company of this Agreement and the compliance by it with the terms and provisions hereof do not and will not:

(i)	contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality to which it is subject;

(ii)	conflict with or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrances upon any of its property or assets pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which it is a party or by which it or any of its property or assets is bound or to which it may be subject; or

(iii)	violate any provision of its memorandum and articles of association or any other similar constitutional documents.

Valid and Binding Obligation of the Company

9.	This Agreement constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency or other laws of general application affecting creditors’ rights or the application of equitable principles.

Shares

10.	The Sale Shares comprise the entire issued ordinary share capital of the Company and are fully paid.

11.	Other than as contemplated by this Agreement, the Company has not, as at the date of this Agreement, issued or agreed to issue any shares in the Company or given or agreed to give any option in respect of any shares in the Company nor issued or agreed to issue or give any option in respect of any debentures or other securities.

12.	The Company has not agreed to repay, redeem or repurchase its shares or reduce its share capital or capitalize any reserves or profits (each, a “Capital Alteration”) and does not have any outstanding or contingent liabilities in respect of past Capital Alterations.

Effect of the Sale

13.	After the date of this Agreement (whether by reason of an existing agreement or arrangement or otherwise) or as a result of this Agreement:

(i)	any customer of the Company will cease or be entitled to cease to deal with it or may substantially reduce its existing level of business with it;

(ii)	the Company will lose the benefit of any right or privilege which it enjoys;

(iii)	any officer or senior employee of the Company is likely to leave the employment of the Company.

14.	Compliance with the terms of this Agreement does not and will not:

(i)	relieve any person from any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any right, whether under an agreement with or otherwise in respect of the Company;

(ii)	result in the creation, imposition, crystallisation, or enforcement of any encumbrance on any of the assets of the Company;

(iii)	result in any present or future indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity.

Latest Financial Statements and Management Accounts

15.	The unaudited management accounts of the Company for the period ended 31 December 2024 (“Accounts Date”) (i) comply with the requirements of applicable law and the generally applicable accounting standards in Malaysia in all material respects; and (ii) give a true and fair view of the assets and liabilities (actual or contingent) of the Company and its profit or loss for the relevant financial period ended on that date in all material respects, and have not been affected by any unusual, extraordinary, exceptional or non-recurring items other than those identified as such or by any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

16.	The unaudited management accounts of the Company for the period ended 31 December 2024 were properly prepared in accordance with accounting bases, policies, practices and procedures consistent with those used in preparing the audited accounts in accordance with Malaysian accounting standards.

17.	The Company has sufficient working capital for the purposes of continuing to carry on its business in its present form and in accordance with the business plan of the Company as adopted or amended from time to time, and for the purposes of executing, carrying out and fulfilling in accordance with their terms all orders, projects and contractual obligations which have been placed with or undertaken by it.

18.	The Company has no commitment on capital outstanding at the date of this Agreement.

19.	Save as disclosed, on and from the Accounts Date:

(i)	there has been no entry or variation of any terms of any related party transaction by the Company;

(ii)	there has been no payment made or agreed to be made by the Company to anyone whomsoever otherwise than in the ordinary and usual course of trading;

(iii)	there has been no incurring of any indebtedness or other liability other than trade credit in the ordinary and usual course of trading by the Company;

(iv)	there has been no Material Adverse Change in the Company’s financial position or prospects or turnover and no event, fact or matter has occurred or is likely to occur which will or is likely to give rise to any such change;

(v)	the Company’s operations have been carried on in the ordinary and usual course, without any interruption or alteration in any material respect in its nature, scope or manner, and so as to maintain the same as a going concern;

(vi)	no agreement (whether in respect of capital expenditure or otherwise) has been entered into by the Company which involved or could involve an obligation of a material nature or magnitude;

(vii)	the Company has not acquired or disposed of, or agreed to acquire or dispose of, any business or any asset;

(viii)	there has been no material change in the level of indebtedness or in the working capital requirements of the Company;

(ix)	there has been no reduction in the cash balances or debtors of the Company which has resulted in a Material Adverse Change or that can reasonably be foreseen, or is reasonably likely to result in, any Material Adverse Change;

(x)	the Company is not aware of any matter which might suggest that any material assets or liabilities (actual or contingent) have been omitted from or mis-stated in the Accounts;

(xi)	save as required by applicable laws, no change has been made in the emoluments or other terms of employment of directors or any of the key management employees of the Company;

(xii)	the Company has not entered into any contract or incurred any commitment which is not capable of being terminated without compensation at any time with six (6) months’ notice or less or which is not in the ordinary and usual course of business;

(xiii)	the Company has paid its creditors within the times agreed with them, and without limiting the foregoing, no debt owing by the Company has been outstanding for more than 90 days from the date of invoice;

(xiv)	the Company has not waived or released any proprietary rights howsoever arising;

(xv)	the Company has not incurred any liability for tax other than in the ordinary course of business and consistent with past practice; and

(xvi)	the Company has not declared, paid or made a dividend or distribution.

Borrowing or Indebtedness

20.	The Company does not have outstanding any borrowing or indebtedness in the nature of borrowing, other than any financial indebtedness which are provided for or disclosed in the latest financial statements.

21.	The Company has not received any notice to repay under any agreement relating to any borrowing or indebtedness in the nature of borrowing which is repayable on demand.

22.	There has not occurred any event of default or any other event or circumstance which would entitle any person to call for early repayment under any agreement relating to any borrowing or indebtedness of the Company or to enforce any security given by the Company (or, in either case, any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

23.	The Company does not have any financing, borrowing, liability (whether contingent, actual, or future), or indebtedness which would not be required to be shown or reflected in the latest financial statements.

Insolvency

24.	No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding-up of the Company or for the appointment of any provisional liquidator, and no petition has been presented for the appointment of a judicial manager, administrator, receiver, custodian or similar official, and no such official has been so appointed, in respect of the whole or any part of any of the property, assets and/or undertaking of the Company.

25.	No distress, distraint, charging order, garnishee order, execution, or other process has been levied or applied for in respect of the whole or any part of any of the property, assets, and/or undertaking of the Company.

26.	No composition in satisfaction of the debts of the Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors or members, has been proposed, sanctioned, or approved.

27.	The Company has not been party to any transaction with any third party which, in the event of any such third party becoming insolvent, going into liquidation or judicial management or a bankruptcy order being made in relation to it, is likely to constitute (in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction, or which could be set aside under the applicable insolvency laws.

28.	The Company is able to pay its debts as and when they fall due.

Compliance with Laws

29.	In carrying on its business and operations, the Company has complied with all applicable laws and regulations of the relevant governmental authorities having jurisdiction over the Company and its business. All licences, consents, permits, certificates, authorisations (including waivers), approvals and registrations required by the Company for the conduct of their businesses are valid and subsisting and in full force and effect.

30.	The Company has obtained all licences, approvals, permissions, authorisations and consents (“Licences”) required for carrying on its business effectively in the places and in the manner in which such business is now carried on.

31.	Each of the Licences necessary for the Company to carry on its business in the places and in the manner in which it is carried on at the date of this Agreement is valid and subsisting, and there is no breach of the terms or conditions of any of the licences by the Company which may have a material adverse effect upon the assets or business of the Company.

32.	There is no fact or matter that might materially prejudice the application, registration, continuance, or renewal of any of the Licence necessary for carrying on the Business by the Company.

Real Property

33.	Save as disclosed, the Company does not own, lease, rent, occupy any real property, as at the date of this Agreement.

34.	Lease agreements entered by the Company (“Lease Agreements”) are valid and subsisting, and no notice of termination in respect thereof has been received or served by the Company.

35.	The Business conducted in the premises shall be within the permitted use under the Lease Agreements and will not result in any breach of the Lease Agreements which might entitle the landlord to terminate the Lease Agreements.

36.	Where the Company holds any real property under a lease:

(i)	all rent and fees due and payable under the lease agreement have been duly paid;

(ii)	the Company is not in material breach of any lease agreement which might entitle the landlord to terminate such lease agreement;

(iii)	there is no material subsisting breach, nor any material non-observance of any covenant contained in the lease agreement on the part of either the relevant landlord or the Company;

(iv)	no notice of termination in respect of any lease agreement entered into by the Company in respect of a property has been received or served by the Company and no fact or circumstance exists which might give rise to a ground for termination of any lease agreement under which the property is held; and

(v)	(if so required under applicable laws) all lease agreements entered into by the Company in respect of a relevant property have been filed or registered with the relevant governmental authority.

Litigation

37.	The Company is not engaged in any litigation, arbitration or other legal proceedings or in proceedings or hearings (including but not limited to an order or petition of winding-up, any arrangement, composition or comprise with, or assignment for the benefit of, its creditors or any class of them) before any court, statutory or governmental body, department, board or agency and there are no such proceedings pending or threatened by or against the Company or any facts likely to give rise to any such proceedings and the Company has not been a party to any undertaking or assurance given to any court or governmental or regulatory agency which is still force.

38.	There is not and has not been any governmental or other investigation, inquiry or disciplinary proceeding concerning the Company, none is threatened or pending and there is no event or circumstance likely to give rise to any investigation, inquiry or proceeding.

39.	The Company has not violated or breached any judgment, order, award, or decision of any court, commission, board, or other administrative, statutory, or governmental authority.

Encumbrances

40.	The Company is not a party to any credit facility which includes but not limited to loan agreements, facility agreements, security documents, guarantees, indemnities, negative pledge undertakings, sale and leaseback agreements and finance leases entered into between the Company, on the one hand, and any person, on the other hand.

41.	There are no encumbrances on the whole or any part of the Company’s assets, undertaking or goodwill and no claim has been made by any person to be entitled to any such encumbrance.

42.	The Company has not given any guarantee, indemnity, comfort or support (whether legally binding or not) in relation to the obligations of another person.

43.	Save as disclosed, no person (including any of the directors and/or officers of the Company) has given any guarantee, indemnity, comfort or support (whether legally binding or not) or created any encumbrance in relation to the Company’s obligations.

44.	The Company is not in default in respect of any material obligation binding on the Company under any agreement or contractual instrument (including borrowings and debts), and that all obligations of the Company under any existing agreement or contractual instruments have been duly discharged and performed, and there are no other debts or liabilities owing by the Company as at the date hereof which have not been disclosed in its Accounts and except for trade debts incurred by the Company in the ordinary course of its business.

45.	There is not outstanding any agreement or arrangement to which the Company is a party entered into otherwise than by way of a bargain at arm’s length and on commercial terms.

46.	No event has occurred and no circumstances have arisen which would entitle a provider of finance to the Company (other than on a normal overdraft facility) to call in the whole or any part of the monies advanced or to enforce his security.

47.	No circumstances exist which have or could reasonably be expected to have a Material Adverse Change on the business operations and affairs of the Company or the acts and things hereby agreed to be done and performed.

Returns and Filings

48.	The Company is and has at all times been resident only in the jurisdiction in which it was incorporated or constituted for all taxation purposes. The Company does not have a permanent establishment in any jurisdiction (for tax purposes) other than its country of incorporation.

49.	All taxes payable by the Company have been paid and/or discharged in full and/or moneys have been set aside for the same.

50.	The Company has duly made all returns and given or delivered all notices, accounts and information which on or before the date hereof ought to have been made, given or delivered for the purposes of Taxation and all such returns, notices, accounts and information (and all other information supplied to the relevant revenue or other fiscal authority concerned for any such purpose) have at all times are correct and on a proper basis and are not the subject of any investigation, dispute or claim for Taxation in respect of any financial period with or by the Inland Revenue or other appropriate authorities.

51.	Proper provision or reserves for deferred Taxation in accordance with accounting principles, standards and practices generally accepted in Malaysia at the date of this Agreement has been made in each of the Company’s Accounts.

52.	There is no further liability or contingent liability for taxation otherwise than as a result of activities in the ordinary course of Business by the Company since the latest financial statements.

53.	The Company or any of its respective directors or officers has not paid, or become liable to pay, any fine, penalty, or interest charged by virtue of any other statutory provision relating to taxation.

54.	The Company has not been the subject of an investigation, discovery, or order by or involving any taxation authority and there are no circumstances existing which make it likely that an investigation, discovery, or order will be made.

55.	All information contained in this Agreement and the Schedules hereto and in all documents (including any audited accounts and management accounts) delivered to the Purchaser including Data Room Documentation are true, accurate and not misleading in all material respects.

56.	No corruption, unlawful or illegal activities or practices have been undertaken or committed to secure the any contracts and in the performance of obligations under its contracts.

57.	The Company is the legal and beneficial owner of all its assets. Save for any securities created in favour of the financial institutions for the facilities taken up by the Company, there are no Encumbrances over or affecting such assets.

58.	All assets of the Company and all debts due to each entity which are included in the Accounts or have otherwise been represented as being the property of or due to the Company were the absolute property of the Company and (save for those subsequently disposed of or realised in the ordinary course of trading) all such assets and all assets and debts which have subsequently been acquired or arisen are now the absolute property of the Company.

59.	All computerised information systems (including computer hardware and software) presently required for the purposes of, or used in the carrying on of the Business:

(i)	are in good working order and well maintained in accordance with any instruction of the manufacturer or supplier;

(ii)	are beneficially owned by or lawfully licensed to the Company; and

(iii)	incorporate reasonable safeguards against any loss or corruption of information through system failure or any unauthorised access by any person.

Power of Attorney

60.	The Company has not given a power of attorney which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf, other than any authority to employees to enter into routine contracts or make routine filings in the normal course of their duties.

Employees

61.	Every existing employee of the Company who requires an employment permit or other required approval to work in Malaysia has a current employment pass or such other required permit and all necessary permission to remain in Malaysia.

62.	Save as disclosed, there are no amounts owing to any present or former directors or employees of the Company, and no directors or officers of the Company have given or been given notice terminating their contracts of employment.

63.	No dispute under any employment legislation or otherwise is outstanding between the Company and any of its current or former employees relating to their employment or termination of their employment or any breach of the terms of employment. There are no circumstances which might likely give rise to any claim by any of the current or former employees for any default or breach of their employment.

64.	No present or former employee of the Company has any claim against the Company or right to be indemnified by the Company arising out of an act or omission in the course of his office or employment on or before the date of this Agreement.

65.	The Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with:

(i)	all obligations imposed on it by all applicable statutes and regulations relevant to the relations between it and its employees and has maintained current adequate and suitable records regarding the service of each of its employees; and

(ii)	all relevant orders, declarations and awards made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service of its employees.

66.	The employment of the Key Personnel of the Company has not been terminated or dismissed save and except for any termination or dismissal for cause in accordance with the provisions of the relevant employment agreement.

67.	All deductions and payments required to be made by the Company in respect of Employee Provident Fund contributions (including employer’s contributions) in relation to the remuneration of the employees (if applicable) to any relevant competent authority have been so made.

Intellectual Property Rights

68.	All patents, trademarks, registered designs, design rights, applications for any of the foregoing, copyrights, trade or business names, inventions, processes, know-how and other industrial property rights (“Intellectual Property Rights”) purported to be used or required by the Company are in full force and effect and are vested in and beneficially owned by the Company free from Encumbrances.

69.	None of the Intellectual Property Rights owned or used by the Company is the subject of any claim, opposition, attack, assertion, or other arrangement of whatever nature which does or may impinge upon their use, validity, enforceability or ownership and there are no grounds or other circumstances which may give rise to the same.

70.	The Company is not using any process which involves the exercise of rights owned by third parties or gives rise to a liability to pay compensation or makes use of information confidential to a third party except under valid licences from such third parties all of which are in full force and effect.

71.	The Company is licensed to use all software and systems necessary to enable it to continue to use for the foreseeable future in the same manner in which they have been used prior to the date of this Agreement and does not share any user rights in respect of such software with any other person.

72.	All the owned and/or licensed software and systems, used and/or accessed by the Company, are in functional working order and operate and perform in all material respects the functions reasonably required by the Company in connection with the conduct of their businesses as currently conducted.

Contracts

73.	None of the contracts or purported contracts of the Company is void, voidable, or unenforceable by it. The Company is not in breach of any of its contractual obligations and no other party to any contract to which the Company is a party is in breach of that contract or is unlikely to be able or willing to fulfil its contractual obligations.

74.	No event or omission has occurred or been permitted to arise which would entitle any third party to terminate prematurely any contract to which the Company is a party or call in any money or enforce any obligation before the date on which payment or performance would normally be due.

75.	The Company has complete and accurate records of the terms of all contracts to which it is a party or by which it is bound.

76.	The Company is not a party to or subject to any agreement or arrangement which:

(i)	is of an unusual or exceptional nature;

(ii)	is entered otherwise than in its ordinary and usual course of Business;

(iii)	is entered into otherwise than by way of a bargain at arm’s length;

(iv)	may be terminated as a result of change in its shareholdings;

(v)	restricts its freedom to carry on the whole or any part of its Business in any part of the world in such manner as it thinks fit;

(vi)	is of an onerous nature;

(vii)	is or may be terminable or which contain provisions which may operate adversely against the Company or may cause its termination as a result of the entering of this Agreement.

77.	At no time has the Company had a direct or indirect interest in any contract or arrangement containing terms which profits or financial position of the Company during that period been affected by any contract or arrangement with terms of that nature.

78.	Save as disclosed, the Company is not, nor has it agreed to become:

(i)	a member of any joint venture, consortium, partnership, or other unincorporated association (other than a bona fide trade association); or

(ii)	a party to any agency, distributorship, management, franchise, or licensing agreement or arrangement.

Miscellaneous

79.	All board resolutions and shareholder resolutions passed by the board and the shareholders of the Company (as the case may be) are valid and unchallenged by the directors and/or the shareholders.

80.	The Company maintains necessary internal controls, policies and procedures, and has appropriate arrangements for the maintenance, support and disaster and security recovery of all software and systems.

81.	All returns, particulars, resolutions and other documents which each of the Company is required by applicable laws to file with or deliver to any authority in any jurisdiction (including the Companies Commission of Malaysia) have been correctly made up and filed or, as the case may be, delivered and all books, records, control, systems, data and information of the Company are recorded, stored, maintained or operated or otherwise held by the Company and are not wholly or partly dependent on any means which are not under the exclusive ownership and direct control of the Company.

82.	The Company is not a party to any related party transaction or has any related party balances or obligations.

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement the day and year above written.

SIGNED by (director)

/s/ SEW WENKUAN

And
For and on behalf of
AMYSTIC COMMERCE SDN. BHD.
(Registration No. 202401012524 (1558374-P))
In the presence of

/s/ JOSHUA SEW
Witness

SIGNED by (director)

/s/ Carlson Thow

And
For and on behalf of
VWXYZ VENTURE SDN. BHD.
(Registration No. 202401026133(1571982-P))
In the presence of:

/s/ Khoo Zong Lin
Witness